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                                                               Exhibit 99(h)(25)

                                SERVICE AGREEMENT
                                      WITH
                               INVESTMENT ADVISER

     THIS AGREEMENT, effective as of December 6, 2001 between ING Life Insurance and Annuity Company (the "Adviser"), a Connecticut corporation, and Reliastar Life Insurance Company (the "Company"), a Minnesota corporation, for the provision of described administrative services by the Company in connection with the sale of shares of ING Partners, Inc. (the "Fund") as described in the Participation Agreement dated as of December 6, 2001 and amended as of March
26, 2002, and as may be amended in the future, between the Company, the Fund and the Adviser (the "Participation Agreement").

     In consideratrion of their mutual promises, the Adviser and the Company agree as follows:

     1.   The Company agrees to provide the following services to the Adviser:

          a. respond to inquiries from owners of, or participants in, the Company's variable annuity or variable life contracts which use the Funds as an investment vehicle ("Contractholders") regarding the services performed by the Company that relate to the Funds;

          b. provide information to Adviser and Contractholders with respect to Fund shares attributable to Contractholder accounts;

          c. communicate directly with Contractholders concerning the Funds' operations;

          d. provide such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Funds to the extent permitted under applicable federal and state requirements.

     2.   a.   Administrative services to Contractholders and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Adviser. The Adviser recognizes the Company as the sole shareholder of Fund shares issued under the FundParticipation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in shareholder services, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder a monthly fee equal to a percentage of the average daily net assets of the Fund shares attributable to products issued by the Company at the rates shown in the attached Schedule A.

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          b.   The parties agree that the Adviser's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

     3. The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or gross negligence in the performance of its duties.

     4. The Adviser agrees to indemnify and hold harmless the Company and its directors, officers and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own misfeasance, bad faith or gross negligence in the performance of its duties.

     5. Either party may terminate this Agreement, without penalty, (i) on sixty (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Funds, or if the Participation Agreement is terminated.

     6. The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.

     7. This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

     8. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

     To the Adviser:

          ING Life Insurance and Annuity Company
          151 Farmington Avenue, TS41
          Hartford, Connecticut 06156
          Attention: Laurie M. Tillinghast, Vice President

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     To the Company:

          Reliastar Life Insurance Company
          c/o Julie Rockmore, Counsel
          151 Farmington Avenue, TS31
          Hartford, CT 06156

     Any other notice, demand or other communication given in a manner prescribed in this Section 8 shall be deemed to have been delivered on receipt.

     IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.


                                       RELIASTAR LIFE INSURANCE COMPANY

                                       By:    /s/ Laurie M. Tillinghast
                                          -------------------------------------
                                       Name:  Laurie M. Tillinghast
                                            -----------------------------------
                                       Title: Vice President
                                             ----------------------------------


                                       ING LIFE INSURANCE AND ANNUITY COMPANY

                                       By:    /s/ Laurie M. Tillinghast
                                          -------------------------------------
                                       Name:  Laurie M. Tillinghast
                                            -----------------------------------
                                       Title: Vice President
                                             ----------------------------------

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                                   SCHEDULE A

The Company shall receive a monthly fee equal to a percentage of the daily average value of net assets of the ING Partners, Inc. portfolio shares attributable to products issued by the Company at the rates set forth below:

                                  ANNUAL RATES

                        Initial Class     .35%
                        Service Class     .35%
                        Adviser Class     .35%

The monthly fee will be calculated based on the daily average value of the Portfolio's net assets and accrued on a daily basis. The Adviser will calculate the payment at the end of each calendar month and will make such payment to the Company within thirty (30) days thereafter. Compensation for any partial period shall be pro-rated based on the length of the period.

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